                                                             OMB APPROVAL
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO. ______________)*


                        Millennium Pharmaceuticals, Inc.
 ------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  Common Stock
 ------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    59990210
 ------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2-95)

CUSIP NO. 59990210                    13G


   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Mayfield VII, a California Limited Partnership
        94-3167809
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   / /
                                                                       (b)   /x/
   3    SEC USE ONLY


   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        California

                      5      SOLE VOTING POWER
     NUMBER OF
      SHARES          6      SHARED VOTING POWER
   BENEFICIALLY              1,614,169
   OWNED BY EACH
     REPORTING        7      SOLE DISPOSITIVE POWER
    PERSON WITH
                      8      SHARED DISPOSITIVE POWER
                             1,614,169

   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,614,169

  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*


  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7%

  12    TYPE OF REPORTING PERSON*

        PN

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 59990210                    13G


   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Mayfield VII Management Partners, a California Limited Partnership 94-3167811
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   / /
                                                                       (b)   /x/
   3    SEC USE ONLY


   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        California

                      5      SOLE VOTING POWER
     NUMBER OF
      SHARES          6      SHARED VOTING POWER
   BENEFICIALLY              1,614,169
   OWNED BY EACH
     REPORTING        7      SOLE DISPOSITIVE POWER
    PERSON WITH
                      8      SHARED DISPOSITIVE POWER
                             1,614, 169

   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,614,169

  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*


  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7%

  12    TYPE OF REPORTING PERSON*

        PN

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 59990210                    13G


   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Mayfield Associates Fund II, a California Limited Partnership
        94-3191510
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   / /
                                                                       (b)   /x/
   3    SEC USE ONLY


   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        California

                      5      SOLE VOTING POWER

     NUMBER OF
      SHARES          6      SHARED VOTING POWER   101,250
   BENEFICIALLY
   OWNED BY EACH
     REPORTING        7      SOLE DISPOSITIVE POWER
    PERSON WITH

                      8      SHARED DISPOSITIVE POWER
                             101,250

   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        101,250

  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*


  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.4%

  12    TYPE OF REPORTING PERSON*
        PN


                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 59990210                    13G


   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Mayfield Medical Partners 1992, a California  Partnership
        94-3170955
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   / /
                                                                       (b)   /x/
   3    SEC USE ONLY


   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        California

                      5      SOLE VOTING POWER
     NUMBER OF
      SHARES          6      SHARED VOTING POWER
   BENEFICIALLY               534,581
   OWNED BY EACH
     REPORTING        7      SOLE DISPOSITIVE POWER
    PERSON WITH
                      8      SHARED DISPOSITIVE POWER
                             534,581

   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        534,581

  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*


  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        2.2%

  12    TYPE OF REPORTING PERSON*
        PN


                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 59990210                    13G


   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Yogen K. Dalal
        Social Security Number: ###-##-####
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   / /
                                                                       (b)   /x/
   3    SEC USE ONLY


   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S.

                      5      SOLE VOTING POWER
                             11,138
     NUMBER OF
      SHARES          6      SHARED VOTING POWER 2,250,000
   BENEFICIALLY
   OWNED BY EACH      7      SOLE DISPOSITIVE POWER
     REPORTING               11,138
    PERSON WITH
                      8      SHARED DISPOSITIVE POWER
                             SEE  NUMBER 6 ABOVE

   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,261,138

  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*


  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        9.5%

  12    TYPE OF REPORTING PERSON*
        IN


                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 59990210                    13G


   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        F. Gibson Myers, Jr.
        Social Security Number: ###-##-####
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   / /
                                                                       (b)   /x/
   3    SEC USE ONLY


   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S.

                      5      SOLE VOTING POWER
                             19,651
     NUMBER OF
      SHARES          6      SHARED VOTING POWER 2,250,000
   BENEFICIALLY
   OWNED BY EACH      7      SOLE DISPOSITIVE POWER
     REPORTING               19,651
    PERSON WITH
                      8      SHARED DISPOSITIVE POWER
                             SEE  NUMBER 6 ABOVE

   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,269,651

  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*


  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        9.5%

  12    TYPE OF REPORTING PERSON*
        IN


                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 59990210                    13G


   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Kevin A. Fong
        Social Security Number: ###-##-####
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   / /
                                                                       (b)   /x/
   3    SEC USE ONLY


   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S.

                      5      SOLE VOTING POWER
                             13,844
     NUMBER OF
      SHARES          6      SHARED VOTING POWER 2,250,000
   BENEFICIALLY
   OWNED BY EACH      7      SOLE DISPOSITIVE POWER
     REPORTING               13,844
    PERSON WITH
                      8      SHARED DISPOSITIVE POWER
                             SEE  NUMBER 6 ABOVE

   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,263,844
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*


  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        9.5%

  12    TYPE OF REPORTING PERSON*
        IN


                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 59990210                    13G


   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        William D. Unger
        Social Security Number: ###-##-####
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   / /
                                                                       (b)   /x/
   3    SEC USE ONLY


   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S.

                      5    SOLE VOTING POWER
                           13,312
     NUMBER OF
      SHARES          6      SHARED VOTING POWER
   BENEFICIALLY              2,250,000
   OWNED BY EACH
     REPORTING        7      SOLE DISPOSITIVE POWER
    PERSON WITH              13,312

                      8      SHARED DISPOSITIVE POWER
                             SEE  NUMBER 6 ABOVE

   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,263,312

  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*


  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        9.5%

  12    TYPE OF REPORTING PERSON*
        IN


                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 59990210                    13G


   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Wendell G. Van Auken, III
        Social Security Number: ###-##-####
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   / /
                                                                       (b)   /x/
   3    SEC USE ONLY


   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S.

                      5      SOLE VOTING POWER
                             13,094
     NUMBER OF
      SHARES          6      SHARED VOTING POWER 2,250,000
   BENEFICIALLY
   OWNED BY EACH      7      SOLE DISPOSITIVE POWER
     REPORTING               13,094
    PERSON WITH
                      8      SHARED DISPOSITIVE POWER
                             SEE  NUMBER 6 ABOVE

   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,263,094

  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*


  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        9.5%

  12    TYPE OF REPORTING PERSON*
        IN


                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 59990210                    13G


   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Michael J. Levinthal
        Social Security Number: ###-##-####
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   / /
                                                                       (b)   /x/
   3    SEC USE ONLY


   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S.

                      5      SOLE VOTING POWER
                             16,219
     NUMBER OF
      SHARES          6      SHARED VOTING POWER 2,250,000
   BENEFICIALLY
   OWNED BY EACH      7      SOLE DISPOSITIVE POWER
     REPORTING               16,219
    PERSON WITH
                      8      SHARED DISPOSITIVE POWER
                             SEE  NUMBER 6 ABOVE

   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,266,219

  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*


  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        9.5%

  12    TYPE OF REPORTING PERSON*
        IN


                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 59990210                    13G


   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        A. Grant Heidrich, III
        Social Security Number: ###-##-####
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   / /
                                                                       (b)   /x/
   3    SEC USE ONLY


   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S.

                      5      SOLE VOTING POWER
                             39,741
     NUMBER OF
      SHARES          6      SHARED VOTING POWER 2,250,000
   BENEFICIALLY
   OWNED BY EACH      7      SOLE DISPOSITIVE POWER
     REPORTING               39,741
    PERSON WITH
                      8      SHARED DISPOSITIVE POWER
                             SEE  NUMBER 6 ABOVE

   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,289,741

  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*


  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        9.6%

  12    TYPE OF REPORTING PERSON*
        IN


                       *SEE INSTRUCTION BEFORE FILLING OUT

ITEM 1.

      (a)   Name of Issuer:

            Millennium Pharmaceuticals, Inc.


      (b)   Address of Issuer's Principal Executive Offices:

            640 Memorial Drive
            Cambridge, MA 02139

ITEM 2.

      (a)   Name of Person(s) Filing:

            Mayfield VII, a California Limited Partnership
            Mayfield VII Management Partners, a California Limited Partnership Mayfield Associates Fund II, a California Limited Partnership Mayfield Medical Partners 1992, a California Partnership
            Yogen K. Dalal               F. Gibson Myers, Jr.
            Kevin A. Fong                William D. Unger
            Wendell G. Van Auken, III    Michael J. Levinthal
            A. Grant Heidrich, III

            (For a list of the general partners of the limited partnerships listed above, see EXHIBIT C.)

      (b)   Address of Principal Office:

            The entities and individuals listed in Item 2(a) share the following business address:

            The Mayfield Fund
            2800 Sand Hill Road
            Menlo Park, CA 94025

      (c)   Citizenship:

            The entities listed in Item 2(a) are California Limited
            Partnerships.
            The individuals listed in Item 2(a) are U.S. citizens.

      (d)   Title of Class of Securities:

            Common Stock

      (e)   CUSIP Number:  59990210



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON IS A:

      (a)/ /Broker or Dealer registered under Section 15 of the Act

      (b)/ /Bank as defined in section 3(a)(6) of the Act

      (c)/ /Insurance Company as defined in section 3(a)(19) of the Act

      (d)/ /Investment Company registered under section 8 of the Investment Company Act

      (e)/ /Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

      (f)/ /Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see Section240.13d-1(b)(1)(ii)(F)

      (g)/ /Parent Holding Company, in accordance with
            Section240.13d-1(b)(ii)(G) (Note: See Item 7)

      (h)/ /Group, in accordance with Section240.13d-1(b)(1)(ii)(H)

            N/A

ITEM 4.  OWNERSHIP

      The information regarding ownership as set forth in Items 5-9 of Pages 2-11 hereto, is hereby incorporated by reference.

      For a summary of total ownership by all Reporting Persons, see EXHIBIT A hereto, which is hereby incorporated by reference.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
      N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

      N/A

ITEM 10. CERTIFICATION


      N/A

                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  February 13, 1997
                                        ----------------------------------------
                                                         Date


                                    MAYFIELD VII,
                                    A California Limited Partnership

                                    By:   /s/ George A. Pavlov
                                          --------------------------------------
                                          George A. Pavlov, Authorized Signatory


                                    MAYFIELD VII MANAGEMENT PARTNERS
                                    A California Limited Partnership

                                    By:   /s/ George A. Pavlov
                                          --------------------------------------
                                          George A. Pavlov, Authorized Signatory


                                    MAYFIELD ASSOCIATES FUND II,
                                    A California Limited Partnership

                                    By:   /s/ George A. Pavlov
                                          --------------------------------------
                                          George A. Pavlov, Authorized Signatory


                                    MAYFIELD MEDICAL PARTNERS 1992,
                                    A California partnership

                                    By:   /s/ George A. Pavlov
                                          --------------------------------------
                                          George A. Pavlov, Authorized Signatory


                                    YOGEN K. DALAL

                                    By:   /s/ George A. Pavlov
                                          --------------------------------------
                                    George A. Pavlov, Attorney In Fact

                                    F. GIBSON MYERS, JR.

                                    By:   /s/ George A. Pavlov
                                          --------------------------------------
                                    George A. Pavlov, Attorney In Fact

                                    KEVIN A. FONG

                                    By:   /s/ George A. Pavlov
                                          --------------------------------------
                                    George A. Pavlov, Attorney In Fact

                                    WILLIAM D. UNGER

                                    By:   /s/ George A. Pavlov
                                          --------------------------------------
                                    George A. Pavlov, Attorney In Fact

                                    WENDELL G. VAN AUKEN, III

                                    By:   /s/ George A. Pavlov
                                          --------------------------------------
                                    George A. Pavlov, Attorney In Fact

                                    MICHAEL J. LEVINTHAL

                                    By:   /s/ George A. Pavlov
                                          --------------------------------------
                                    George A. Pavlov, Attorney In Fact

                                    A. GRANT HEIDRICH, III

                                    By:   /s/ George A. Pavlov
                                          --------------------------------------
                                    George A. Pavlov, Attorney In Fact





Exhibits
-------------------
A - Beneficial Ownership of Each Reporting Person
B - Statement Appointing Authorized Signer and Designated Filer
C - List of General Partners

                                    EXHIBIT A

                  BENEFICIAL OWNERSHIP OF EACH REPORTING PERSON


  NAME OF REPORTING PERSON          NUMBER OF    NUMBER OF        PERCENT OF CLASS
  ------------------------          ---------    ---------        ----------------
                                   SHARES HELD  SHARES HELD     BENEFICIALLY OWNED(1)
                                   -----------  -----------     ---------------------
                                    OF RECORD   BENEFICIALLY
                                    ---------   ------------
Mayfield VII,                       1,614,169   1,614,169           7%
a California Limited Partnership
Mayfield VII Management Partners,       0       1,614,169(2)        7%
a California Limited Partnership
Mayfield Associates Fund II,         101,250      101,250           0.4%
a California Limited Partnership
Mayfield Medical Partners 1992, a    534,581      534,581           2.2%
California Partnership
Yogen K. Dalal                       11,138     2,261,138(3)        9.5%
F. Gibson Myers, Jr.                 19,651     2,269,651(3)        9.5%
Kevin A. Fong                        13,844     2,263,844(3)        9.5%
William D. Unger                     13,312     2,263,312(3)        9.5%
Wendell G. Van Auken, III            13,094     2,263,094(3)        9.5%
Michael J. Levinthal                 16,219     2,266,219(3)        9.5%
A. Grant Heidrich, III               39,741     2,289,741(3)        9.6%
                                   ----------   -----------    ---------------
Total                               2,377,039    2,377,039          10.4%


(1) The respective percentages set forth in this column were obtained by dividing the number of shares in the third column by the aggregate number of outstanding shares of Common Stock, which aggregate amount, according to the cover page of the Issuer's Quarterly Report on Form 10-Q for the three month period ended September 30, 1996, was 23,857,852

(2) Represents shares held of record by Mayfield VII, of which Mayfield VII Management Partners is the sole General Partner.

(3) The individual Reporting Persons listed in column one are General Partners of the General Partner of Mayfield VII and General Partners of Mayfield Associates Fund II and Mayfield Medical Partners 1992. The shares indicated in column two represent shares held of record by such individual Reporting Person, with sole voting and investment power with respect thereto. The individual Reporting Persons listed in column one may be deemed to have shared voting and dispositive power over the 1,614,169 shares held of record by

Mayfield VII, the 101,250 shares held of record by Mayfield Associates Fund II, and the 534,581 shares held of record by Mayfield Medical Partners 1992.

                                  EXHIBIT B

      STATEMENT APPOINTING DESIGNATED FILER AND AUTHORIZED SIGNATORY


         Each of the undersigned entities and individuals (collectively, the "Reporting Persons") hereby designates the entity listed in Column II of EXHIBIT A hereto, or such other person or entity as is designated in writing by George
A. Pavlov (any such entity is referred to as the "Designated Filer") as the beneficial owner to make filings of Schedules 13D and 13G (and any amendments thereto) pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and of Forms 3, 4 and 5 (and any amendments thereto) pursuant to
Section 16(a) of the Exchange Act (collectively, the "Reports") with respect to the securities of the entities listed in Column I of EXHIBIT A hereto and with respect to the securities of any other entity whose securities are now, or hereafter become, publicly traded and whose securities are beneficially owned (directly or indirectly) both by such Reporting Person and by such Designated Entity (collectively, the "Companies").

         Each Reporting Person hereby further authorizes and designates GEORGE
A. PAVLOV (the "Authorized Signatory") to execute and file on behalf of such Reporting Person the Reports with respect to the securities of the Companies, including all Schedules 13D and 13G and Forms 3, 4 and 5, and any amendments thereto, that the Reporting Person may be required to file with the United States Securities and Exchange Commission as a result of the Reporting Person's ownership of, or transactions in securities of the Companies.

         The authority of the Designated Filer and the Authorized Signatory under this document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file Schedules 13D or 13G or Forms 3, 4 and 5 with respect to the Reporting Person's ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person's responsibilities to comply with Section 13(d) or Section 16 of the Exchange Act.


Date: February 10, 1997                MAYFIELD VI INVESTMENT
                                       PARTNERS,
                                       a California Limited Partnership

                                       By:  Mayfield VI Management Partners,
                                            a California Limited Partnership,
                                            Its General Partner


                                       By:  /s/ George A. Pavlov
                                            --------------------
                                            Authorized Signatory

Date: February 10, 1997                 MAYFIELD VI MANAGEMENT
                                        PARTNERS,
                                        a California Limited Partnership


                                        By:  /s/ George A. Pavlov
                                             ---------------------
                                             Authorized Signatory


Date: February 10, 1997                 MAYFIELD VII
                                        a California Limited Partnership

                                        By:  Mayfield VII Management Partners,
                                             a California Limited Partnership,
                                             Its General Partner


                                        By:  /s/ George A. Pavlov
                                             ---------------------
                                             Authorized Signatory


Date: February 10, 1997                 MAYFIELD VII MANAGEMENT
                                        PARTNERS,
                                        a California Limited Partnership



                                        By:  /s/ George A. Pavlov
                                             ---------------------
                                             Authorized Signatory


Date: February 10, 1997                 MAYFIELD VIII,
                                        a California Limited Partnership

                                        By:  Mayfield VIII Management, L.L.C.,
                                             Its General Partner


                                        By:  /s/ George A. Pavlov
                                             ---------------------
                                             Authorized Signatory

Date: February 10, 1997               MAYFIELD VIII MANAGEMENT, L.L.C.,
                                      a Delaware Limited Liability Company



                                      By:      /s/ George A. Pavlov
                                               -------------------------------
                                               Authorized Signatory


Date: February 10, 1997               MAYFIELD SOFTWARE TECHNOLOGY
                                      PARTNERS,
                                      a California Partnership

                                      By:      Mayfield VI Investment Partners,
                                               a California Limited Partnership,
                                               Its General Partner

                                      By:      Mayfield VI Management Partners,
                                               a California Limited Partnership,
                                               Its General Partner


                                      By:      /s/ George A. Pavlov
                                               --------------------------------
                                               Authorized Signatory


Date: February 10, 1997               MAYFIELD MEDICAL PARTNERS,
                                      a California Partnership

                                      By:      Mayfield VI Investment Partners,
                                               a California Limited Partnership,
                                               Its General Partner

                                      By:      Mayfield VI Management Partners,
                                               a California limited partnership,
                                               Its General Partner


                                      By:      /s/ George A. Pavlov
                                               ---------------------------------
                                               Authorized Signatory

Date: February 10, 1997               MAYFIELD MEDICAL PARTNERS 1992,
                                      a California Partnership

                                      By:      Mayfield VII,
                                               a California Limited Partnership,
                                               Its General Partner

                                      By:      Mayfield VI Management Partners,
                                               a California limited partnership,
                                               Its General Partner


                                      By:      /s/ George A. Pavlov
                                               -----------------------------
                                               Authorized Signatory


Date: February 10, 1997               MAYFIELD ASSOCIATES FUND,
                                      a California Limited Partnership



                                      By:      /s/ George A. Pavlov
                                               -----------------------------
                                               Authorized Signatory


Date: February 10, 1997               MAYFIELD ASSOCIATES FUND II,
                                      a California Limited Partnership



                                      By:      /s/ George A. Pavlov
                                               -----------------------------
                                               Authorized Signatory



Date: February 10, 1997               /s/ Yogen K. Dalal
                                      ---------------------------------
                                      YOGEN K. DALAL


Date: February 10, 1997               /s/ Kevin A. Fong
                                      ---------------------------------
                                      KEVIN A. FONG

Date: February 10, 1997              /s/ A. Grant Heidrich III
                                     ---------------------------------
                                      A. GRANT HEIDRICH III


Date: February 10, 1997              /s/ Russell C. Hirsch
                                     ---------------------------------
                                      RUSSELL C. HIRSCH


Date: February 10, 1997              /s/ Wende S. Hutton
                                     ---------------------------------
                                      WENDE S. HUTTON


Date: February 10, 1997              /s/ Michael J. Levinthal
                                     ---------------------------------
                                      MICHAEL J. LEVINTHAL


Date: February 10, 1997              /s/ F. Gibson Myers, Jr.
                                     ---------------------------------
                                      F. GIBSON MYERS, JR.


Date: February 10, 1997              /s/ William D. Unger
                                     ---------------------------------
                                      WILLIAM D. UNGER


Date: February 10, 1997              /s/ Wendell G. Van Auken III
                                     ---------------------------------
                                      WENDELL G. VAN AUKEN III

                                                       EXHIBIT A


COLUMN I                                 COLUMN II                   PERSONS/ENTITIES ON WHOSE BEHALF
--------                                 ---------                   --------------------------------
PUBLICLY TRADED COMPANY                  DESIGNATED FILER            THE DESIGNATED FILER MAY ACT
-----------------------                  ----------------            --------------------------------

ADVENT SOFTWARE, INC.                    MAYFIELD VII                MAYFIELD VII MANAGEMENT PARTNERS,
                                                                     MAYFIELD ASSOCIATES FUND II,
                                                                     YKD, FGM, KAF, WDU, WVA,
                                                                     MJL, AGH
BROADVISION, INC.                        MAYFIELD VII                MAYFIELD VII MANAGEMENT PARTNERS,
                                                                     MAYFIELD ASSOCIATES FUND II,
                                                                     YKD, KAF, MJL
DIGITAL GENERATION SYSTEMS,              MAYFIELD VII                MAYFIELD VII MANAGEMENT PARTNERS,
INC.                                                                 MAYFIELD ASSOCIATES FUND II,
                                                                     YKD, KAF, WDU, WVA, MJL,
                                                                     AGH
DIGITAL SYSTEMS                          MAYFIELD VI                 MAYFIELD VI MANAGEMENT PARTNERS,
INTERNATIONAL, INC.                      INVESTMENT                  MAYFIELD VII,
                                         PARTNERS                    MAYFIELD ASSOCIATES FUND,
                                                                     MAYFIELD ASSOCIATES FUND II
GYNECARE, INC.                           MAYFIELD VII                MAYFIELD VII MANAGEMENT PARTNERS,
                                                                     MAYFIELD ASSOCIATES FUND II,
                                                                     YKD, FGM, KAF, WDU, MJL,
                                                                     AGH, WSH
HEARTSTREAM, INC.                        MAYFIELD VII                MAYFIELD VII MANAGEMENT PARTNERS,
                                                                     MAYFIELD ASSOCIATES FUND II,
                                                                     YKD, FGM, KAF, WDU, WVA,
                                                                     MJL, AGH, WSH
INCONTROL, INC.                          MAYFIELD VI                 MAYFIELD VI MANAGEMENT PARTNERS,
                                         INVESTMENT                  MAYFIELD MEDICAL PARTNERS,
                                         PARTNERS                    YKD, FGM, KAF, WDU, WVA,
                                                                     MJL, AGH
MILLENNIUM                               MAYFIELD VII                MAYFIELD VII MANAGEMENT PARTNERS,
PHARMACEUTICALS, INC.                                                MAYFIELD ASSOCIATES FUND II,
                                                                     MAYFIELD MEDICAL PARTNERS 1992,
                                                                     YKD, FGM, KAF, WDU, WVA,
                                                                     MJL, AGH

PRISM SOLUTIONS, INC.                    MAYFIELD VI                 MAYFIELD VI MANAGEMENT PARTNERS,
                                         INVESTMENT                  MAYFIELD ASSOCIATES FUND,
                                         PARTNERS                    MAYFIELD SOFTWARE TECHNOLOGY
                                                                     PARTNERS,
                                                                     YKD, FGM, KAF, WDU, WVA,
                                                                     MJL
SPECTRALINK CORPORATION                  MAYFIELD VI                 MAYFIELD VI MANAGEMENT PARTNERS,
                                         INVESTMENT                  MAYFIELD ASSOCIATES FUND,
                                         PARTNERS                    YKD

YKD  =  Yogen K. Dalal                 FGM  =  F. Gibson Myers, Jr.                   KAF  =  Kevin A. Fong
WDU  =  William D. Unger               WVA  =  Wendell G. Van Auken III               MJL  =  Michael J. Levinthal
AGH  =  A. Grant Heidrich III          WSH  =  Wende S. Hutton

                                    EXHIBIT C

                            LIST OF GENERAL PARTNERS


The following list sets forth the General Partners with respect to certain of the Mayfield Entities:

The General Partner of Mayfield VI Investment Partners is Mayfield VI Management Partners. The General Partners of Mayfield VI Management Partners are:

(1) F. Gibson Myers, Jr.            (4) William D. Unger
(2) A. Grant Heidrich, III          (5) Wendell G. Van Auken, III
(3) Michael J. Levinthal            (6) Kevin A. Fong

The General Partner of Mayfield VII is Mayfield VII Management Partners. The General Partners of Mayfield VII Management Partners are:

(1) F. Gibson Myers, Jr.            (4) William D. Unger
(2) A. Grant Heidrich, III          (5) Wendell G. Van Auken, III
(3) Michael J. Levinthal            (6) Kevin A. Fong

The General Partners of Mayfield Associates Fund are:

(1) F. Gibson Myers, Jr.            (4) William D. Unger
(2) A. Grant Heidrich, III          (5) Wendell G. Van Auken, III
(3) Michael J. Levinthal

The General Partners of Mayfield Associates Fund II are:

(1) F. Gibson Myers, Jr.            (4) William D. Unger
(2) A. Grant Heidrich, III          (5) Wendell G. Van Auken, III
(3) Michael J. Levinthal            (6) Kevin A. Fong
                                    (7) Yogen K. Dalal

The General Partner of Mayfield Medical Partners is: (1) Mayfield VI Investment Partners (The General Partner of which has been detailed above)

The General Partner of Mayfield Medical Partners 1992 is:
(1) Mayfield VII (The General Partner of which has been detailed above)

The General Partners of Mayfield Software Technology Partners are:
(1) Mayfield VI Investment Partners (the General Partner of which has been detailed above)
(2) Yogen K. Dalal